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                                                                    EXHIBIT 99

For:      Bowmar Instrument Corporation
          5080 North 40th Street, Suite 475
          Phoenix, Arizona 85018


Contact:  Joseph G. Warren, Jr.
          Bowmar Instrument Corporation
          (602)957-0271

                             FOR IMMEDIATE RELEASE

                         BOWMAR INSTRUMENT CORPORATION
               BOWMAR TO SELL DIVISION AND CLOSE CORPORATE OFFICE
                                 NAMES NEW CEO

                      PHOENIX, ARIZONA--DECEMBER 18, 1997


     Bowmar Instrument Corporation (ASE:BOM) announced today plans to seek a buyer for its Technologies division. The Board of Directors determined that focusing on the highly successful microelectronics business of its White Microelectronics division was the best course of action for Bowmar and its shareholders.

     In addition, with but one location to manage, the need for the Corporate office and the associated costs become redundant and will be eliminated. This move alone is expected to save Bowmar approximately $800,000 per year, the full effect of which will not be realized until fiscal 1999.

     The decision to sell the Technologies division will result in a $1,300,000 pre-tax charge to earnings which, under accounting guidelines, must be recognized in fiscal 1997. Therefore, the previously released earnings have been restated to reflect the charge to earnings and to classify the Technologies division's results as discontinued operations. The closure of the Corporate office will result in a one-time charge of approximately $340,000, which will be recognized in the first quarter of 1998.

     The strategic repositioning of Bowmar to a pure microelectronics company calls for leadership with expertise in that market. As such, Hamid Shokrgozar, White Microelectronics division's current President, will assume the role of President and CEO of Bowmar on January 2, 1998. Tom Lanin will remain with the Company as a member of the Board of Directors.

     Tom Lanin, President and CEO stated, "The actions taken at the Technologies division over the past two years have strengthened the division and have increased its attractiveness as an acquisition candidate. In fact, we have received several unsolicited inquiries from parties interested in acquiring the Technologies division. By focusing on White Microelectronics and reducing our overhead, we can leverage the profitability of White Microelectronics."

     Lanin continued, "Hamid, with his technical and marketing background is uniquely suited to running this company. He has combined this experience with enthusiastic and energetic leadership in profitably growing White
Microelectronics. I look forward to working with Hamid in my continuing role as a Bowmar Board member."

     Bowmar, which is headquartered in Phoenix, Arizona, manufactures and sells microelectronic products with specific applications in the aerospace, electronic, and computer industries.

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                 BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                  (In thousands of dollars, except share data)


-------------------------------------------------------------------------------------------------------------------
                                             Fourth Quarter of Fiscal Year                    Fiscal Year
                                             -----------------------------            ----------------------------
                                               1997                1996                1997                1996
-------------------------------------------------------------------------------------------------------------------
Sales                                        $  5,824            $  5,150             $ 22,189            $ 18,840
Cost of sales                                   3,451               3,071               13,169              11,002
-------------------------------------------------------------------------------------------------------------------
Gross margin                                    2,373               2,079                9,020               7,838
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Expenses:
   Selling, general and
   administrative                               1,595               1,360                5,870               5,315
   Product development                            116                 128                  480                 423
   Interest expense                               111                 128                  416                 483
   Other expense (income), net (Note 1)           420                 (90)                 135                (478)
-------------------------------------------------------------------------------------------------------------------
Total expenses                                  2,242               1,526                6,901               5,743
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                             131                 553                2,119               2,095
Provision (credit) for income taxes               (94)                190                  679                 800
-------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                 225                363                 1,440               1,295
-------------------------------------------------------------------------------------------------------------------
Discontinued operations (Note 2)
   Electromechanical segment
Loss from operations                                1                128                   (51)                 (9)
Provision (credit) for income taxes                 0                (41)                   16                   4
   Loss on disposition, net of deferred
    income tax credit of $417                    (883)                                    (883)
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Net (loss) gain from discontinued operations     (882)                87                  (918)                 (5)
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NET INCOME (LOSS)                            $   (657)           $   450              $    522            $  1,290
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Net income per common share:
   Continuing operations                     $   0.02            $   0.04             $   0.16            $    0.14
   (Loss) gain on discontinued operations       (0.14)               0.01                (0.14)                   0
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NET INCOME PER SHARE, PRIMARY (NOTE 3)       $  (0.12)           $   0.05             $   0.02            $    0.14
-------------------------------------------------------------------------------------------------------------------

NOTE: (1) Includes a $425,000 provision for the loss on the sale of the building in Acton, Massachusetts.

      (2) Reflects accounting for the electromechanical segment as discontinued operations, including a provision of $600,000 for operating losses during the phase-out period, as a result of the decision in December 1997 to sell this division.

      (3) Fully diluted net income per share is considered to be the same as primary net income per share since the effect of the potentially dilutive preferred stock is currently antidilutive.